Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-163914) and related Prospectus of SL Green Realty Corp., Reckson Operating Partnership, L.P. and SL Green Operating Partnership, L.P. for the registration of (1) SL Green Realty Corp.’s shares of common stock, shares of preferred stock, guarantees of debt securities, depositary shares, warrants and debt securities, (2) Reckson Operating Partnership, L.P.’s debt securities and guarantees of debt securities and (3) SL Green Operating Partnership, L.P.’s debt securities and guarantees of debt securities, and to the incorporation by reference therein of our reports (a) dated February 28, 2011, with respect to the consolidated financial statements and schedule of SL Green Realty Corp., and the effectiveness of internal control over financial reporting of SL Green Realty Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, (b) dated March 10, 2011, with respect to the consolidated financial statements and schedule of Reckson Operating Partnership, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2010 and (c) dated March 11, 2011, with respect to the consolidated financial statements and schedule of SL Green Operating Partnership, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 13, 2011